InspecTech Aero Service Exhibits at Aircraft Interiors Expo
Industry's Fastest Switching Electronic Window Shades
Currently Flying On Qantas' Airbus A380 and Other Aircraft

HAMBURG, GERMANY, April 1, 2009 -- Aircraft manufacturers, industry executives, the media and other visitors to the InspecTech Aero Service booth (Hall 7, Booth H26) at the Aircraft Interiors Expo this week are experiencing the highest performing switchable window shades on aircraft today. InspecTech's I-Shades(tm) use patented SPD-Smart(tm) light-control technology licensed by Research Frontiers (Nasdaq: REFR) and provide instant management of light and glare entering aircraft cabins.

InspecTech's smart window shades are instantly tunable by simply pushing a button to an infinite number of light transmission states -- ranging from fully clear to completely shaded and private, and to any point in between. Offered in weight-saving (and thus fuel-saving) polycarbonate, they improve passenger comfort, lower cabin noise levels, decrease maintenance costs due to their having no moving parts, and reduce cabin heat build-up when aircraft are on the ground.

InspecTech's window shades are the industry's only dynamic switchable window shades to be known to have passed stringent United States FAA safety and durability tests and been issued a Supplemental Type Certificate (STC) by the FAA.

InspecTech's I-Shade(tm) and E-Shade(tm) electronic window shades have been installed and are now flying on private, business, commercial, and military aircraft, including fixed-wing models such as the Airbus A380, King Air 350, and Falcon 50,and helicopter models including the Sikorsky S-92 and Bell 430.

If you are not at the Expo this week to see these remarkable smart window shades that give passengers and flight crews more control over their cabin environment, you might enjoy reading the description given in the February 2009 issue of Travel+Leisure magazine by Paul Goldberger, who wrote an article about the Airbus A380s now in service by Qantas Airlines. He concluded the article with the following description of his experience with InspecTech's SPD-Smart I-Shades:

"The most extravagant detail of all, however, isn't in the first-class cabin itself, but in its bathrooms. They are large, with an expansive sink and counter, and there's a window. When you walk in, the window... appears to be translucent... When you lock the door it transforms, as if by magic, into a transparent surface."

For the Aircraft Interiors Expo, InspecTech issued a news release providing an update of activities including its aircraft certification programs, and made available an I-Shade Smart Window System brochure on the show's website.

More information about SPD-Smart light control technology and its licensees can be found at Research Frontiers' SmartGlass.com website or by contacting:

Michael R. LaPointe, Vice President-Marketing
516-364-1902
LaPointe@SmartGlass.com